EXHIBIT 7.2

                     SEVERANCE AGREEMENT AND GENERAL RELEASE

     This Severance Agreement and General Release is entered into between CutCo Industries, Inc. and Michael Kramer ("Employee") as of April 24,1998.

                                    RECITALS:

     A. Employee is currently employed by CutCo Industries, Inc. and certain of its subsidiaries (collectively, the "Company").

     B. The parties mutually desire that Employee's employment should terminate effective as of April 30, 1998, subject to the terms and conditions set forth below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Effective as of April 30, 1998, Employee resigns from all offices and positions (including directorships) which he holds with the Company, and also resigns as trustee and fiduciary of the Company's 401(k) Plan and any other benefit or retirement plans for which he may serve in a fiduciary capacity, and Employee's employment with the Company will be deemed automatically terminated as of that date. Notwithstanding the preceding, Employee shall be available for consultation service at reasonable times until July 31, 1998 for not more than 10 hours per month, and subject to Employee's reasonable availability and prior commitments.

     2. (a) In consideration of the release provided below and Employee's consulting services hereunder, the Company agrees to pay to or on behalf of Employee (i) all salary and other compensation and benefits to which Employee may be entitled under his current Employment Agreement with the Company (the "Employment Agreement"), through July 31, 1998, and (ii) a severance payment equal to Employee's current salary ($2,761.02 per week) from August 1, 1998 through December 31, 1998 (which will be paid in semi-monthly installments in the same manner as Employee's salary is currently paid). In addition, the Company will (x) provide Employee, through December 31, 1998, with the same medical, hospitalization, disability, and life insurance benefits that he currently enjoys (and the Company will continue to make the

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same contributions with respect thereto as it currently makes), and (y) continue to make car lease payments and related auto insurance, maintenance and repair payments on the car that is currently leased by Employee through July 31, 1998, in accordance with past practice, at which time Employee shall surrender the car to the Company in reasonably good condition. The Company shall be entitled to withhold from the foregoing payments all requisite amounts for local, state and federal income and other payroll taxes applicable to such payments. The
Company's obligation to pay the amounts and provide the benefits described above is contingent upon Employee's execution, delivery and performance of this Agreement. In the event Employee is re-employed after July 31, 1998 and before December 31, 1998, Employee shall immediately notify the Company of such fact and, at Employee's option, the Company will either (i) cease providing medical, hospitalization, disability and life insurance coverage to Employee and his family as of the date on which it receives notice of such re-employment, or (ii) continue providing such benefits through December 31, 1998 as provided hereunder and any medical, hospitalization, disability and life insurance premiums incurred by the Company in respect of the period from the date of Employee's re-employment through December 31, 1998 will be reimbursed by Employee upon demand.

     (b) Notwithstanding any other provision hereof to the contrary, for the purpose of determining the date by which any stock options held by Employee must be exercised, the date of termination of Employee's employment with the Company shall be deemed to be July 31, 1998.

     (c) Employee shall indemnify and hold harmless the Company for any excess mileage charges imposed by the leasing company upon surrender of the automobile currently leased by the Company for Employee, but only if and to the extent that Employee's usage of such automobile exceeds 1,250 miles per month from the date hereof through July 31, 1998. Employee represents that the current mileage on such automobile is miles. Any other termination charges incurred in connection with the surrender of such automobile to the leasing company shall be borne by the Company, provided Employee returns the automobile to the Company on or before July 31,1998.

     (d) All of the payments described in paragraph 2 above are intended to constitute severance pay within the meaning of Section 507(a)(3)(A) of the United States Bankruptcy Code, as amended, and shall be payable to Employee's estate in the event of his death.


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     (e) The Company will reimburse Employee for out-of -pocket expenses incurred in the performance of his consulting services hereunder, provided such expenses are pre-approved by the Company.

     3. (a) In consideration of the payments described in paragraph 2 above, Employee hereby irrevocably and unconditionally releases and discharges the Company, its parent companies, subsidiaries and affiliates, and their respective officers, directors, employees and agents (collectively, the "Company Parties") from any and all claims, actions, charges, complaints, causes of action, rights, damages, demands, debts, or accountings of any kind or nature whatsoever, known or unknown, suspected or unsuspected, whether statutory or at common law, that he may now or hereafter have against any of them arising out of or relating to any matter or thing existing or occurring from the beginning of the world through the date hereof (collectively, "Claims"), including, but not limited to, all Claims relating to Employee's employment by any of the Company Parties or the termination of that employment and, in connection therewith, Employee specifically acknowledges that, other than the amounts to be paid hereunder, all sums and amounts owed or that may become due to Employee by any of the Company Parties through the date hereof, or accrued or that may hereafter accrue as a result of Employee's employment by any of the Company Parties under the Employment Agreement or otherwise, including, but not limited to, wages, bonuses or other incentive compensation, vacation, sick leave or severance pay, have been paid, or upon receipt of the amounts described in paragraph 2 above will have been paid, to Employee in full.

     (b) Without limiting the generality of the foregoing, Employee hereby expressly waives and releases any and all Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Racketeer Influenced and Corrupt Organizations Act, Section 1981 of Title 42 of the United States Code, and any local or state statute governing the rights of employees or the obligations of employers, against any of the Company Parties. Employee acknowledges that this release is intended to include, without limitation, all Claims which Employee does not know or suspect to exist in Employee's favor against any of the Company Parties at the date hereof, and this release expressly extinguishes all such Claims. Notwithstanding the foregoing,
(i) the above release shall not apply to any Claims arising under the aforementioned statutes after the date hereof or arising under this Agreement, and (ii) no release contained in this Agreement

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shall release any rights Employee may now or hereafter have as a shareholder of the Company, or any rights Employee may have to receive payments or distributions from the Company's 401(k) Plan, or any rights Employee may now or hereafter have to indemnification in respect of any third party claims asserted against him in his capacity as an officer, director or employee of the Company; and the Company shall indemnify Employee against any such third party claims asserted against him in his capacity as an officer, director or employee of the Company to the fullest extent permitted by law.

     (c) The Company hereby irrevocably and unconditionally releases and discharges Employee, his heirs, executors and assigns (collectively, the "Employee Parties") from any and all claims, actions, charges, complaints, causes of action, rights, damages, demands, debts, or accountings of any kind or nature whatsoever, known or unknown, suspected or unsuspected, whether statutory or at common law, that it may now or hereafter have against any of them arising out of or relating to any matter or thing existing or occurring from the beginning of the world through the date hereof (collectively, "Claims"), excluding, however, any Claims arising out of, relating to, or resulting from any knowing dishonesty or intentional violation of law by Employee or any breach by Employee of this Agreement.

     4. Civil Code ss. 1542 Waiver. As a further consideration and inducement for this Agreement, to the extent permitted by law, Employee hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local or federal law, statute, rule, order or regulation, Employee has or may have with respect to the Company Parties. California Civil Code Section 1542 reads as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed or known to Employee but shall not apply to claims arising out of acts, omissions, facts or circumstances occurring or coming into being after the date hereof.


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     5. Employee represents that he has not previously assigned any of his potential claims against any of the Company Parties, or any portion thereof, to any third party.

     6. Each of the parties agrees to exercise best efforts to remain on good terms with the other party and to refrain from any statements or actions which are derogatory or damaging to the other party. Employee agrees to cooperate with the Company as the Company may request in the transfer of any information which he holds as a present or former Company employee or director to others designated by the Company to assist in a smooth transition. Upon request from time to time, the Company will provide favorable written or oral recommendations and references to or at the direction of Employee.

     7. The terms of this Agreement shall be maintained in strict confidence between the parties and shall not be communicated to any third party, other than as required by law, and to taxing authorities and governmental entities, and to attorneys and accountants for the parties hereto, and in each of the foregoing cases only to the extent there is a demonstrable need for such disclosure.

     8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and Employee's agreement hereto is not induced by or made in reliance upon any promises, statements, agreements, understandings, or representations made by the Company or any of its agents that are not contained in this written agreement. Any prior or contemporaneous promises, statements, agreements, understandings, or representations are merged into this Agreement and, to the extent not contained in the written terms hereof, are expressly superseded hereby and are of no further force or effect.

     9. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

     10. Employee has carefully read this Agreement and understands each of its terms and conditions. Employee has reviewed this Agreement with legal counsel of his own choosing prior to signing, and such counsel has advised Employee as to the meaning and legal effect of each of the provisions hereof. Employee is entering into this Agreement freely and without coercion of any kind.


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                            READ THE ABOVE AGREEMENT
                            CAREFULLY BEFORE SIGNING


                               /s/ Michael Kramer
                               ------------------
                                   Michael Kramer


                             CUTCO INDUSTRIES, INC.



                            By: /s/ Marvin W. Marcus
                                -------------------------------
                                   Name: Marvin W. Marcus
                                   Title: Chairman of the Board



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